UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December [4], 2014

SYMMETRY MEDICAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32374	35-1996126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582

(Address of Principal Executive Offices) (Zip Code)

(574) 268-2252

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) On December 4, 2014, Symmetry Medical Inc. (the “Company”) held a special meeting of its stockholders (the “Special Meeting”).

(b) At the Special Meeting, the stockholders of the Company voted on a proposal to adopt and approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 4, 2014, by and among the Company, TecoStar Holdings, Inc. (“Holdings”), Tecomet, Inc., a wholly-owned subsidiary of Holdings (“Tecomet”), and TecoSym Inc., a wholly-owned subsidiary of Tecomet (“TecoSym”), pursuant to which Tecomet will acquire the Company’s original equipment manufacturing solutions business (the “OEM Solutions Business”) by means of a merger of TecoSym with and into the Company (the “Merger”). Prior to the consummation of the Merger, the Company will effect the separation of the OEM Solutions Business and the surgical supply business, which will be conveyed to and vest in Symmetry Surgical Inc. (the “Spinoff”). Details of the Merger and the Spinoff were described in the definitive proxy statement first mailed to the stockholders of the Company on or about November 5, 2014 (the “Proxy Statement”).

At the Special Meeting, the stockholders of the Company also voted to approve, on an advisory (non-binding) basis, certain compensation payable or that could become payable to the Company’s named executive officers in connection with the Merger and Spinoff, as described in the Proxy Statement.

Stockholders of record at the close of business on October 20, 2014 were entitled to vote at the Special Meeting. As of October 20, 2014, there were 37,550,142 shares of common stock outstanding and entitled to vote. A quorum consisting of 32,348,331 shares of common stock of the Company were present or represented at the meeting.

All of the proposals requiring approval were approved by the requisite vote necessary, and the votes with respect to each of the proposals are set forth below:

1. To adopt and approve the Merger Agreement:

For	Against	Abstain	Broker Non-Votes
31,984,418	123,595	240,318	--

2. To approve, on an advisory (non-binding) basis, certain compensation payable or that could become payable to the Company’s named executive officers in connection with the Merger and Spinoff:

For	Against	Abstain	Broker Non-Votes
21,728,035	10,299,431	320,865	--

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRY MEDICAL INC.

Date: December 4, 2014	By:	/s/ Thomas J. Sullivan
Thomas J. Sullivan
President and Chief Executive Officer